UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MEDICINOVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MediciNova, Inc. The meeting will be held on Friday, June 6, 2008, at 10:00 a.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy to ensure that your shares will be represented. WE CANNOT ENSURE THAT YOUR SHARES WILL BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT IT IS RECEIVED BY JUNE 4, 2008, OR YOU ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of our 2007 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2008

To the Stockholders of MediciNova, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MediciNova, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 6, 2008, at 10:00 a.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122 for the following purposes:

1. To elect Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3. To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the Company by ten million shares;

4. To approve an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan to increase the authorized number of shares of common stock of the Company that may be granted pursuant to the plan by one million shares; and

5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on April 14, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s offices, located at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, for ten days prior to the meeting.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting in person, we hope that you will mark, sign and date the enclosed proxy and return it promptly so that it is received by June 4, 2008. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

San Diego, California

May 12, 2008

MEDICINOVA, INC.

4350 LA JOLLA VILLAGE DRIVE, SUITE 950

SAN DIEGO, CALIFORNIA 92122

PROXY STATEMENT FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD JUNE 6, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of MediciNova, Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Friday, June 6, 2008, at 10:00 a.m. Pacific Daylight Time at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122 (the “Annual Meeting”) and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 12, 2008.

Who Can Vote

Stockholders of record at the close of business on April 14, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had [*] shares of common stock, $0.001 par value (“Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the Company’s outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein.

How Votes Are Counted

On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If your shares are not held in street name and you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares: (i) FOR the election of the three nominees for Class I director to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified; (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; (iii) FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company by ten million shares; and (iv) FOR the approval of an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan to increase the authorized number of shares of Common Stock of the Company that may be granted pursuant to the plan by one million shares.

If your shares are held in street name and you return your proxy but do not mark your voting preference, the bank, broker or other nominee has the authority to vote your unvoted shares on “Proposal One: Election of Directors” and “Proposal Two: Ratification of Independent Registered Public Accounting Firm.” If the bank, broker or other nominee does not vote your unvoted shares on these proposals, the shares become “broker non-votes” as to the particular proposals. If your shares are held in street name and you do not mark your voting preference on “Proposal Three: Approval of Amendment to the MediciNova, Inc. Restated Certificate of Incorporation,” or “Proposal Four: Approval of Amendment to the MediciNova, Inc. Amended and Restated 2004 Stock Incentive Plan” your shares will not be voted and the shares also become broker non-votes as to the particular proposal.

The effect of broker non-votes on the vote for each proposal is described under “Required Vote.” The Company encourages you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Company prior to or at the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

Directors are elected by a plurality vote. The three nominees for Class I director who receive the most votes cast in their favor will be elected to serve as directors. The affirmative vote of the holders of outstanding shares representing at least a majority of the voting power of all of the shares of Common Stock issued and outstanding on the Record Date is required to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these broker non-votes will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it promptly so that it is received by June 4, 2008 to ensure that your shares can be voted, whether or not you intend to be present at the Annual Meeting. This will not limit your rights to attend or vote in person at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Board currently consists of seven members divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the Annual Meeting;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2009; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2010.

The Class I members of the Board are scheduled for election at the Annual Meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has designated, Alan W. Dunton, M.D., Jeff Himawan, Ph.D. and Hideki Nagao, each of whom are incumbent directors, to be elected as Class I directors at the Annual Meeting. If elected at the Annual Meeting, each Class I director will hold office until the Annual Meeting of Stockholders in 2011 and until their successors have been duly elected and qualified unless they resign or are removed. In addition, Dr. Dunton and Mr. Nagao are considered to be “independent” as defined by the applicable listing standards of the Nasdaq Global Market (the “Nasdaq Rules”) and the Securities and Exchange Commission (“SEC”) rules and regulations.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the Board, taking into account a recommendation by the Nominating and Corporate Governance Committee, if any, to fill the vacancy.

Biographical information concerning each of the Class I director nominees as of the date of this Proxy Statement is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Alan W. Dunton, M.D.	2006	53	Alan W. Dunton, M.D. has served as a director since May 2006. Dr. Dunton is a recognized expert in prescription drug development and clinical research. His twenty years of experience are marked by the development and approval of the prescription drugs Levaquin® (antibiotic), TOPAMAX® (epilepsy), Reminyl® (Alzheimer’s disease), Regranex® (diabetic foot ulcers), Risperdal® (antipsychotic) as well as the successful OTC product Aleve® (arthritis). Dr. Dunton became CEO of Panacos Pharmaceuticals, Inc. in January 2007. Prior to that time, Dr. Dunton was President and CEO of Metaphore Pharmaceuticals, Inc. from February 2003 until Metaphore Pharmaceuticals merged with ActivBiotics Inc. in December 2005. Before joining Metaphore Pharmaceuticals, Dr. Dunton was the President and Managing Director of the Janssen Research Foundation, a Johnson & Johnson company. In this capacity, he was responsible for the research and development of new prescription drug products marketed by the Johnson &

Name	Served as Director Since	Age	Principal Business Experience
			Johnson family of companies worldwide. He was a member of the Group Operating Committee of the J&J Pharmaceutical Group, a member of the Board of Janssen Pharmaceutica, N.V. and Chairman of Janssen-Cilag, International. His experiences also included positions with Roche, CIBA-GEIGY (now Novartis AG) and Syntex Pharmaceuticals (now Roche). Dr. Dunton also developed and implemented an Ethical Code for the Conduct of Clinical Research and was a recipient of the prestigious Nellie Westerman Prize from the American Federation of Clinical Research for his work in medical ethics. Dr. Dunton received his M.D. degree from New York University School of Medicine and completed his post-graduate training in Internal Medicine at the New York University Medical Center/Bellevue Hospital VA Medical Center and in Clinical Pharmacology at Cornell University Medical College/New York Hospital.

Jeff Himawan, Ph.D.	2006	43	Jeff Himawan, Ph.D. has served as a director since January 2006 and became Chairman of the Board of Directors in March 2007. Dr. Himawan is a Managing Director of Essex Woodlands Health Ventures, which he joined in 2001. Essex Woodlands Health Ventures and its affiliates own approximately 10% of the Company’s outstanding Common Stock. Prior to joining Essex Woodlands Health Ventures, Dr. Himawan was Managing Director and Co-founder of Seed-One Ventures. Prior to Seed-One Ventures, he was a scientist in academic and industrial settings. Dr. Himawan holds a B.S. in biology from the Massachusetts Institute of Technology and a Ph.D. in biological chemistry and molecular pharmacology from Harvard University.

Hideki Nagao	2004	51	Hideki Nagao has served as a director since September 2004. Since 1980, Mr. Nagao has been employed by the Development Bank of Japan. Mr. Nagao is currently Director General, Department for Technology and Growth Business at the Development Bank of Japan. Mr. Nagao has a degree from the Faculty of Law of Tokyo University.

The Board recommends a vote “FOR” election as director each of the Class I nominees set forth above.

Biographical information concerning each of the Class II directors as of the date of this Proxy Statement, who will serve until the 2009 Annual Meeting of Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Yuichi Iwaki, M.D., Ph.D.	2000	58	Yuichi Iwaki, M.D., Ph.D. is the Company’s founder and served as the chairman of the Board of Directors from the Company’s inception in September 2000 to March 2007, becoming Executive Chairman in July 2005, Acting Chief Executive Officer as of September 2005 and President and Chief Executive Officer as of March 2006. Dr. Iwaki holds three professorships at the University of Southern California School of Medicine in the Departments of Urology, Surgery and Pathology and has been Director of the Transplantation Immunology and Immunogenetic Laboratory since 1992. Dr. Iwaki is also a visiting professor at the Nihon University School of Medicine and Kyushu University. Prior to joining the faculty at the University of Southern California School of Medicine, Dr. Iwaki held professorships at the University of Pittsburgh School of Medicine in the Departments of Surgery and Pathology from 1989 through 1991. Dr. Iwaki received both his M.D. and Ph.D. degrees from Sapporo Medical School in Sapporo, Japan. Dr. Iwaki is the author of 200 peer-reviewed publications and more than 40 book chapters. Dr. Iwaki has been advising pharmaceutical companies and venture capital funds regarding research and investment strategies for over 20 years and serves on the board of directors of several biotechnology companies, including Avigen, Inc., a Nasdaq-listed biotechnology company.

Daniel Vapnek, Ph.D.	2004	69	Daniel Vapnek, Ph.D. has served as a director since September 2004. Dr. Vapnek is currently an adjunct professor at the University of California, Santa Barbara. From 1981 through 1999, Dr. Vapnek held various senior research positions at Amgen Inc., a biopharmaceutical company, including Senior Vice President, Research from 1988 to 1996 and Senior Consultant from 1996 to 1999. From February 1994 to May 2001, Dr. Vapnek was a member of the board of directors of Ciphergen Biosystems, Inc., a Nasdaq-listed biotechnology company. From October 2000 to November 2004, Dr. Vapnek served on the board of directors of Protein Pathways Inc., a privately held biotechnology company, and served as chairman of the board and Chief Executive Officer from January 2002 to November 2004. Since March 2001, Dr. Vapnek has served on the board of directors of BioArray Solutions, Inc., a privately held molecular diagnostics company which Dr. Vapnek co-founded in 1996. From February 2002 to April 2007, Dr. Vapnek served on the board of directors of Avigen, Inc. and as a member of Avigen’s governance and compensation committees. Dr. Vapnek received a Ph.D. in Microbiology and a B.S. in Zoology from the University of Miami.

Biographical information concerning each of the Class III directors as of the date of this Proxy Statement, who will serve until the 2010 Annual Meeting of Stockholders, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Arlene Morris	2006	56	Arlene Morris has served as a director since May 2006. Ms. Morris brings significant expertise in the establishment of strategic partnerships, marketing and operations to the Company. Ms. Morris was appointed President and CEO of Affymax, Inc., a Nasdaq-listed biotechnology company, in June 2003. From 2001 to 2003, Ms. Morris served as the President and CEO of Clearview Projects, Inc. Prior to that, Ms. Morris served from 1996 to 2001 as the Senior Vice President, Business Development for Coulter Pharmaceutical Inc. Previously, Ms. Morris was the Vice President of Business Development at Scios, Inc. from 1993 to 1996, where she completed several high profile transactions, including one of the first biotech profit-sharing deals for a late-stage product. From 1977 through 1993, Ms. Morris held various management and executive positions at Johnson & Johnson in sales, marketing, new product development and business development, holding the position of Vice President of Business Development for McNeil Pharmaceutical from 1988 to 1993. Ms. Morris received her B.A. degree in Biology and Chemistry from Carlow College and studied marketing at Western New England College. Ms. Morris also serves on the board of directors of BIO, the Biotechnology Industry Organization, and the board of directors of Affymax, Inc.

John K.A. Prendergast, Ph.D.	2004	54	John K.A. Prendergast, Ph.D. has served as a director since September 2004. Since 1993, Dr. Prendergast has served as President of SummerCloud Bay Inc., an independent consulting firm providing services to the biotechnology industry. Dr. Prendergast is a co-founder and director of Avigen, Inc., a Nasdaq listed company, where currently he is chairman of the audit, governance and compensation committees. Dr. Prendergast is a co-founder and currently serves as chairman of the board of directors of Palatin Technologies, Inc., an American Stock Exchange-listed biopharmaceutical company, and AVAX Technologies, Inc., an over-the-counter traded biotechnology company, and is currently serving as the executive chairman of the board of directors of Antyra, Inc., a privately held biopharmaceutical company. Dr. Prendergast received B.Sc., M.Sc. and Ph.D. degrees from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University.

CORPORATE GOVERNANCE

Director Independence

The Board believes that a majority of the Board members should be independent directors. The Board also believes that it is useful and appropriate to have one or more members of management, including the President and Chief Executive Officer, serve as directors. The Board has determined that each of Dr. Dunton, Ms. Morris, Mr. Nagao, Dr. Prendergast and Dr. Vapnek is an independent director as defined by the Nasdaq Rules and the SEC rules and regulations.

Nominations For Directors

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for election as director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for a majority of the members of the Board to meet the definition of “independent director” under the Nasdaq Rules. The Nominating and Corporate Governance Committee also believes it appropriate for the Company’s President and Chief Executive Officer to serve as a member of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, other Board members, members of management, any executive search firm engaged by the Nominating and Corporate Governance Committee and stockholders. Once a slate of candidates is chosen by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

The Nominating and Corporate Governance Committee evaluates any nominees recommended by stockholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. A stockholder who wishes to suggest a prospective nominee for the Board should notify any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate.

In addition, the Company’s Amended and Restated Bylaws (the “Bylaws”) contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to be considered, a recommendation for a candidate by a stockholder must be timely delivered in writing to the Company and otherwise comply with the provisions of the Bylaws. The recommendation must include the following written information: the name, contact information and share ownership information for the candidate and the stockholder making the nomination and the citizenship information of the nominee and other information about the nominee that must be disclosed in proxy solicitations under section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Nominating and Corporate Governance Committee, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122. You can obtain a copy of the Bylaws by writing to the Company at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Chairman of the Board of Directors, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, who will forward all material communications received from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Code of Ethics and Code of Business Conduct

The Company has adopted a Code of Ethics for Senior Officers for the Chief Executive Officer, President, Chief Financial Officer and key management employees (including other senior financial officers) who have been identified by the Board. The Company has also adopted a Code of Business Conduct that applies to employees, consultants, representatives, officers and directors. Each of the Code of Ethics for Senior Officers and Code of Business Conduct may be found under the Investor Relations-Corporate Governance section of the Company’s website at www.medicinova.com. The Company will post on its website (i) any waiver, if and when granted, to any provision of the Code of Ethics for Senior Officers or Code of Business Conduct (for executive officers or directors) and (ii) any amendment to the Code of Ethics for Senior Officers or Code of Business Conduct.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Committees

The Board held six meetings during the year ended December 31, 2007. All of the Company’s directors, except Dr. Vapnek, attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Company encourages, but does not require, its directors to attend the annual meetings of stockholders. In 2007, all of the Company’s directors then serving on the Board, except one, attended the annual meeting.

Independent Directors and Audit Committee

The members of the Audit Committee of the Board each meet the independence standards established by the SEC for audit committees. Although each member of the Audit Committee has been selected by the Board based on its determination that the Audit Committee members are fully qualified to monitor the performance of management, the public disclosures by the Company of its financial condition and results of operations, the Company’s internal control over financial reporting and the performance of the Company’s independent auditors, as well as to analyze and evaluate the Company’s financial statements, the Board has determined that none of the members of the Audit Committee meets all of the criteria set forth in the SEC rules and regulations to qualify as an “audit committee financial expert.” The Board has determined that it is appropriate for the Audit Committee not to have an “audit committee financial expert” at this time because the Company’s financial statements are not overly complex given the current stage of its development and the Company does not currently have any revenue. However, the Board believes that Dr. Prendergast, Chairman of the Audit Committee, does fulfill the requirements of Nasdaq Rule 4350(d), which requires at least one Audit Committee member have past employment experience in finance or accounting that results in the individual’s financial sophistication.

Board Committees and Charters

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with the Nasdaq Rules and the SEC rules and regulations. Each committee is governed by a written charter approved by the Board. A copy of each charter can be found under the Investor Relations-Corporate Governance section of the Company’s website at www.medicinova.com. The number of members, names of members, number of meetings held during the last fiscal year, and functions of each committee are set forth below:

Audit Committee

Number of Members:	Four

Members:	Dr. Prendergast (Chairman) Dr. Dunton Mr. Nagao Dr. Vapnek

Number of Meetings:	Seven

Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent registered public accounting firm and reviewing its reports regarding the Company’s consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and for ensuring that such firm is independent of management.

Compensation Committee

Number of Members:	Four

Members:	Dr. Prendergast (Chairman) Ms. Morris Mr. Nagao Dr. Vapnek

Number of Meetings:	Eight

Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. In addition, the Compensation Committee reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option and employee stock purchase plans.

Nominating and Corporate Governance Committee

Number of Members:	Five

Members:	Dr. Prendergast (Chairman) Dr. Dunton Ms. Morris Mr. Nagao Dr. Vapnek

Number of Meetings:	Three

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Drs. Prendergast and Vapnek and Mr. Nagao have served as members of the Compensation Committee since such committee was formed in September 2004 in anticipation of the Company’s initial public offering (“IPO”). Ms. Morris has served as a member of the Compensation Committee since her election to the Board in 2006. No member of the Compensation Committee at any time has been one of the Company’s officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnification agreements with each of its executive officers and directors. In addition, the Company’s executive officers and directors are indemnified under Delaware General Corporation Law and the Bylaws to the fullest extent permitted under Delaware law. The Company also has a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

As discussed below under “Security Ownership of Certain Beneficial Owners and Management,” the Company’s chairman, Dr. Jeff Himawan, is a Managing Director of Essex Woodland Health Ventures Fund VI, L.P., which beneficially owns 10.1% of the Company’s outstanding Common Stock as of April 9, 2008.

The Board approved an arrangement in September 2001 to engage Dr. Yuichi Iwaki, President and Chief Executive Officer, as a consultant in connection with financing transactions and business development activities. In November 2003, the Company amended the arrangement and in November 2004, the Company further amended the arrangement pursuant to a consulting agreement. Pursuant to such arrangement, Dr. Iwaki was paid $20,000 per month plus other cash or stock compensation, if any, as the Board deems appropriate for his services rendered. In January 2006, the Company increased Dr. Iwaki’s consulting fee to $29,167 based on the findings of an independent study covering executive compensation. Effective January 1, 2007, the Company terminated the consulting agreement with Dr. Iwaki in order for Dr. Iwaki to become the Company’s full-time employee. On April 1, 2007, the Company entered into an employment agreement with Dr. Iwaki. Pursuant to such agreement, Dr. Iwaki serves as the Company’s President and Chief Executive Officer and is paid an annual salary plus other cash or equity-based compensation, if any, as the Board may deem appropriate for his services rendered. Cash compensation earned by Dr. Iwaki during the years ended December 31, 2007, 2006 and 2005 were $542,400, $500,000 and $320,000, respectively.

On July 19, 2005, the Board appointed Dr. Iwaki as the Company’s Executive Chairman and on September 30, 2005, the Board named him as the Company’s Acting Chief Executive Officer and Acting Chief Financial Officer. On March 15, 2006, Dr. Iwaki was appointed to the office of President and Chief Executive Officer. As of November 8, 2006, Dr. Iwaki’s services as Acting Chief Financial Officer were no longer required as the Board appointed Shintaro Asako (previously the Company’s Vice President, Accounting and Administration) to the office of Vice President and Chief Financial Officer. On March 30, 2007, Dr. Iwaki stepped down as Executive Chairman.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement if he or she desires to do so. Although stockholder ratification of the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional audit services paid by the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006.

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees (1)	$237,856	$265,655
Tax Fees (2)	4,390	7,700
Other Fees (3)	136,810	—

Total	$379,056	$273,355

(1)	Audit fees consisted of fees paid for professional services for the audit of the Company’s financial statements and internal controls and services normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.
(2)	Tax fees consisted of fees paid for professional services for federal, state and international tax compliance.
(3)	Other fees consisted of fees paid for professional services related to registration statements.

Determination of Independence

The Audit Committee has considered whether the provision of non-audit related services is compatible with maintaining the independence of Ernst & Young LLP, and has determined that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Pre-Approval Policy and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the Company’s independent registered public accounting firm to perform any service that such firm would be prohibited from providing under applicable Nasdaq Rules or SEC rules and regulations. In assessing whether to approve use of the Company’s independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could impair the objectivity of such firm. The Audit Committee will approve permitted non-audit services by the Company’s independent registered public accounting firm only when it will be more effective or economical to have such services provided by such firm and where the nature of the services will not impair such firm’s independence. During the fiscal years ended December 31, 2007 and 2006, all audit and non-audit services performed by the Company’s independent registered public accounting firm were approved in advance by the Audit Committee or the Board.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm but will not be required to select a different independent registered public accounting firm for the Company.

The Board recommends a vote “FOR” ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL THREE:

APPROVAL OF AMENDMENT TO THE MEDICINOVA, INC.

RESTATED CERTIFICATE OF INCORPORATION

Increase in Authorized Shares

The Company’s Restated Certificate of Incorporation currently authorizes the issuance of a total of 20,000,000 shares of Common Stock and 500,000 shares of preferred stock (“Preferred Stock”). The proposed amendment to the Company’s Restated Certificate of Incorporation (the “Proposed Amendment”) would increase the total number of authorized shares of Common Stock by 10,000,000 shares (the “Share Increase”). The Proposed Amendment does not contemplate an increase in the number of shares of Preferred Stock; therefore, the total number of authorized shares of capital stock would increase to 30,500,000 shares.

As of December 31, 2007, the Company had 12,072,027 shares of Common Stock outstanding.

The Share Increase will constitute additional authorized but unissued shares of Common Stock and, if and when issued, will have the same rights and privileges as the shares of Common Stock currently authorized. The Share Increase increases the Company’s number of authorized shares of Common Stock, but will not alter the current number of issued shares of Common Stock.

The Share Increase would enable the Company, without further stockholder approval, except as may be required by applicable law or by the Nasdaq Rules, to issue shares of Common Stock from time to time as may be required for various purposes. The purposes for which unissued shares of Common Stock could be used include raising additional capital for ongoing operations and other corporate purposes, business and asset acquisitions, stock splits and dividends, and present and future equity compensation plans. The Share Increase is advisable in view of the Company’s potential capital structure needs; however, the Company has no present plans for issuance of any of the newly-authorized shares of Common Stock.

The Share Increase could have a number of effects on the Company’s stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. These effects are described further below.

Anti-Takeover Effects of the Proposed Amendment to Increase Authorized Shares

The Share Increase and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of the Company without further action by the Company’s stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of the Company more difficult, and therefore less likely. The additional authorized shares could be issued to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding.

In addition, the Share Increase authorized by the Proposed Amendment could permit the Board to issue Common Stock to persons supportive of management’s position. Such persons might then be in a position to vote to prevent or delay a proposed business combination that is deemed unacceptable to the Board, although perceived to be desirable by some stockholders. Any such issuance could provide management with a means to block any vote that might be used to effect a business combination in accordance with the Proposed Amendment. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Likewise, shares could be used to facilitate the adoption of measures intended to deter unfair or coercive takeover tactics not believed to be in the best interests of stockholders. The Board is not aware of any attempt or contemplated attempt to acquire control of the Company, and the Share Increase is not being presented with the intent that it be utilized as a type of anti-takeover device.

Additional Effects of the Share Increase

Although the Share Increase will not affect the terms or rights of holders of existing shares of Common Stock, stockholders should recognize that an issuance of additional Common Stock will generally have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and the equity and voting rights of holders of shares of Common Stock. Depending on the amount of consideration received for any issuance of additional Common Stock, any subsequent issuance may also reduce stockholder’s equity on a per share basis.

Required Vote

Approval of the amendment to the Company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of outstanding shares representing at least a majority of the voting power of all of the shares of the Company’s Common Stock issued and outstanding on the Record Date.

The Board recommends a vote “For” approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company by ten million shares.

PROPOSAL FOUR:

APPROVAL OF AMENDMENT TO THE MEDICINOVA, INC. AMENDED AND

RESTATED 2004 STOCK INCENTIVE PLAN

General

The stockholders are being asked to approve an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”). The Board believes that the continued growth of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in the market by attracting and retaining key personnel. The Board believes that the granting of equity compensation awards is necessary to attract the highest quality personnel, as well as to reward and retain existing key personnel.

The major features of the 2004 Plan are summarized below, which are qualified in their entirety by the specific language of the 2004 Plan. A copy of the 2004 Plan has been filed with the SEC as an exhibit to the Company’s Amendment to Registration Statement on Form S-1/A dated November 24, 2004 and is available through the SEC’s website at www.sec.gov.

Description of the 2004 Plan

The 2004 Plan, which was adopted by the Board in November 2004 and approved by the Company’s stockholders on December 21, 2004, became effective upon the completion of the Company’s IPO. The 2004 Plan was intended to serve as the successor plan to the Company’s 2000 General Stock Incentive Plan. An aggregate of 2,030,000 shares of Common Stock were initially authorized for issuance under the 2004 Plan (as adjusted to reflect the Company’s reverse stock split that took effect in October 2006) and an increase of 300,000 shares available for issuance under the 2004 Plan was approved by stockholders at the Company’s 2007 annual meeting of stockholders. The number of shares of Common Stock reserved for issuance under the 2004 Plan will be increased on the first day of each of the Company’s fiscal years from 2006 through 2014. As of January 1, 2008, there were 2,630,000 shares of Common Stock authorized for issuance and 1,034,922 shares of Common Stock available for future grants under the 2004 Plan. Accordingly, on March 18, 2008, the Board adopted, subject to stockholder approval, an amendment to the 2004 Plan that increased the number of shares of Common Stock available for issuance under the 2004 Plan by 1,000,000 shares to a new aggregate amount of 3,630,000 shares. As of April 9, 2008, 26 employees and six non-employee directors were eligible to be considered for the grant of awards under the 2004 Plan. The number of advisors and consultants who are eligible to be considered for the grant of awards under the 2004 Plan cannot be determined because the Compensation Committee has discretion to select these participants. On April 9, 2008, the closing price of the Company’s Common Stock on the Nasdaq Global Market was $3.31 per share.

The 2004 Plan provides for the grant of restricted share awards, stock options, stock units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, with respect to shares of Common Stock to directors, officers, employees and consultants of the Company and its subsidiaries. The 2004 Plan is administered by the Compensation Committee, which has complete discretion to select the participants and to establish the terms and conditions of each award, subject to the provisions of the 2004 Plan. Stock options granted under the 2004 Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified options. As of December 31, 2007, all but one of the Company’s employees had been granted stock options under the 2004 Plan.

Shares Subject to the 2004 Plan

Subject to stockholder approval, a new aggregate amount of 3,630,000 shares of Common Stock will be reserved for issuance under the amended 2004 Plan. This amount is adjusted pursuant to an annual increase on the first day of each fiscal year during the term of the 2004 Plan, with the first such increase having occurred on January 1, 2006, in each case in an amount equal to the lesser of (i): 100,000 shares; (ii) 3% of the outstanding shares on the last day of the immediately preceding year; or (iii) an amount determined by the Board. If any award granted under the 2004 Plan is forfeited or expires for any reason, then the shares of Common Stock subject to that award will once again be available for additional awards. If stock units are settled, then only the number of shares actually issued in settlement of such stock units will reduce the number of shares available and the balance shall again become available for awards under the 2004 Plan. If stock appreciation rights are exercised, then only the number of shares actually issued in settlement of such stock appreciation rights will reduce the number available and the balance shall again become available for awards under the 2004 Plan.

Because stock option grants under the 2004 Plan are subject to the discretion of the Compensation Committee, awards under the 2004 Plan that will be made for the current year are indeterminable. Future exercise prices for stock options granted under the 2004 Plan are also indeterminable because they will be based upon the fair market value of the Common Stock on the date of grant. The executive officers who received stock options to purchase shares of Common Stock as of the end of the last fiscal year are summarized in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.

Eligibility

Only employees are eligible for the grant of incentive stock options, and only employees, consultants and non-employee directors are eligible for the grant of restricted shares, stock units, nonstatutory stock options or stock appreciation rights.

Stock Options and Stock Appreciation Rights

A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. A stock appreciation right is the right to receive the net of the market price of a share of stock and the exercise price of the right, either in cash or in stock, in the future.

The exercise price of incentive stock options is set by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock). The Code currently limits to $100,000 the aggregate value of common stock for which incentive stock options may first become exercisable in any calendar year under the 2004 Plan or any other option plan adopted by the Company. The exercise price of nonstatutory stock options is set by the Compensation Committee but may not less than 85% of the fair market value of the Common Stock on the date of grant. Nonstatutory stock options also may be granted without regard to any restriction on the amount of Common Stock to which the option may first become exercisable in any calendar year. The exercise price of a stock appreciation right is set by the Compensation Committee.

Subject to the terms of the 2004 Plan, stock options granted under the 2004 Plan will become exercisable at such times and in such installments as the Compensation Committee shall provide in the terms of each individual stock option agreement. The Compensation Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable. Any stock options that were not exercisable on the date of termination of employment immediately terminate at that time. Any stock options that are exercisable on the date of termination will remain exercisable only in accordance with the option agreement. Stock options granted under the 2004 Plan may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock).

Non-Employee Director Stock Options

Each non-employee director who first joins the Board on or after the effective date of the 2004 Plan receives a nonstatutory stock option to purchase 1,000 shares of Common Stock on the date of his or her election to the Board. Each such stock option is fully vested on the date of grant.

On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the annual meeting occurring after the adoption of the 2004 Plan, each non-employee director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board thereafter receives a nonstatutory stock option to purchase 1,000 shares of Common Stock, provided that such non-employee director has served on the Board for at least six months. Such stock options fully vest and become exercisable six months from the date of the grant.

Restricted Share Awards and Stock Units

Restricted stock is a share award that may be conditioned upon continued employment, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Subject to the terms of the 2004 Plan, the Compensation Committee will determine the terms and conditions of any restricted stock agreements, which will be set forth in a restricted stock agreement to be entered into between the Company and each grantee. Shares may be awarded under the 2004 Plan for such consideration as the Compensation Committee may determine, including, without limitation, cash, cash equivalents, future services or services rendered prior to the award, without a cash payment by the grantee.

Under the 2004 Plan, the Compensation Committee may also grant stock units that give recipients the right to acquire a specified number of shares of stock, or the equivalent value in cash, at a future date upon the attainment of certain conditions established by the Compensation Committee and as set forth in a stock unit agreement. Subject to the terms of the 2004 Plan, the Compensation Committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement entered into between the Company and each grantee. Stock units may be granted in consideration of a reduction in the recipient’s other compensation, but no cash consideration is required of the recipient. Recipients of stock units do not have voting or dividend rights, but they may be credited with dividend equivalent compensation.

Administration

The Compensation Committee, which currently consists of four independent directors, administers the 2004 Plan. The Compensation Committee will select employees who receive awards, determine the number of shares covered thereby and, subject to the terms and limitations expressly set forth in the 2004 Plan, establish the terms, conditions and other provisions of each award. The Compensation Committee may interpret the 2004 Plan and establish, amend and rescind any rules relating to the 2004 Plan. The Compensation Committee may delegate to a secondary committee of directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers and may delegate certain administrative or ministerial functions under the 2004 Plan to an officer or officers.

Amendment to or Termination of the 2004 Plan

The Board may amend, alter, suspend or terminate the 2004 Plan at any time. No amendment, alteration, suspension or termination of the Plan will impair the rights of any party, unless mutually agreed otherwise between the party and the Compensation Committee. Termination of the 2004 Plan will not affect the Compensation Committee’s ability to exercise the powers granted to it under the 2004 Plan with respect to awards granted under the 2004 Plan prior to the date of such termination. The 2004 Plan is effective for ten years from the date of adoption, unless sooner terminated.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization or exchange of Common Stock or any similar event affecting the Company’s Common Stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2004 Plan and, subject to the various limitations set forth in the 2004 Plan, the number and kind of shares subject to outstanding awards under the 2004 Plan and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of the Company on outstanding stock options, stock appreciation rights, restricted share awards and stock units granted under the 2004 Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the 2004 Plan. Such agreement shall provide for the continuation of outstanding awards if the Company is the surviving corporation, assumption of outstanding awards by the surviving corporation, substitution by the surviving corporation of its own awards for outstanding awards under the 2004 Plan, accelerated vesting and accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

Certain Federal Income Tax Consequences

Incentive stock options granted under the 2004 Plan will be afforded favorable federal income tax treatment under the Code. Optionees receiving incentive stock options will not recognize income upon grant or exercise of the option under the Code, unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

Optionees receiving nonstatutory stock options under the 2004 Plan will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

The recipient of a restricted share award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

In the case of an exercise of a stock appreciation right or an award of stock units, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery.

Subject to certain limitations, the Company is entitled to a deduction for federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized. However, the deduction of compensation paid to certain executive officers may be subject to a $1.0 million annual limit under Section 162(m) of the Code.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of stock options, restricted shares, stock appreciation rights or stock units, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of a holder’s death.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	1,904,578	$12.58	934,922
Equity Compensation Plans Approved by Stockholders (2)	5,906	$6.88	294,973
Equity Compensation Plans Not Approved by Stockholders (3)	85,500	$10.00	—
Warrants (4)	50,000	$10.00	—

Total	2,045,984	$12.51	1,229,895

(1)	Consists of the 2004 Plan. Awards under the 2004 Plan may not currently exceed 2,530,000 shares of Common Stock, plus an annual increase on the first day of each fiscal year, with the first increase occurring on January 1, 2006, in an amount equal to the lesser of (i) 100,000 shares, (ii) 3% of the outstanding shares on the last day of the immediately preceding year, or (iii) an amount determined by the Board. Stock options under the 2004 Plan have an exercise price equal to the fair market value of the underlying Common Stock at the date of grant, generally vest over a period of four years and have a ten-year life.
(2)	Consists of the MediciNova, Inc. 2007 Employee Stock Purchase Plan (“ESPP”). Under the ESPP, 300,000 shares of Common Stock have been reserved for issuance. The ESPP permits full-time employees to purchase the Company’s Common Stock through payroll deductions (which cannot exceed 15% of each employee’s compensation) at the lower of 85% of fair market value at the beginning of the offering period or the end of each six-month offering period.
(3)	Consists solely of the MediciNova, Inc. 2000 General Stock Incentive Plan (“2000 Plan”), which was terminated upon the completion of the Company’s IPO on February 4, 2005. The material terms of the 2000 Plan are described in Note 5 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The remaining 45,000 shares of Common Stock available for future grant under the 2000 Plan were cancelled.
(4)	Consists of warrants not approved by stockholders issued to BioVen Advisory, Inc.

Required Vote

Approval of the amendment to the 2004 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy.

The Board recommends a vote “FOR” approval of the amendment to the MediciNova, Inc. Amended and Restated 2004 Stock Incentive Plan.

EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this Proxy Statement, regarding each of the Company’s executive officers who is not also currently serving as a director or being nominated to serve as a director.

Name	Position	Age	Principal Business Experience
Shintaro Asako, CPA	Chief Financial Officer	33	Shintaro Asako was appointed as the Company’s Chief Financial Officer in November 2006. Mr. Asako served as the Company’s Vice President, Accounting and Administration from November 2005 to November 2006. Mr. Asako served as the Company’s Vice President, Accounting and Financial Reporting from July 2005 to October 2005. From October 2004 to July 2005, Mr. Asako was an audit senior manager at KPMG LLP, where he provided a variety of audit and business consulting services to multinational clients and industries including pharmaceutical, manufacturing, distribution and freight-forwarding and transportation. Mr. Asako was also responsible for the development and expansion of KPMG’s Japanese practice in the Orange County and San Diego areas. Prior to becoming audit senior manager, Mr. Asako held the positions of supervisory senior auditor from June 2002 to March 2003 and audit manager from April 2003 to September 2004. Before joining KPMG, he spent four years with Arthur Andersen LLP providing audit and tax advisory services. Mr. Asako is a graduate of the Leventhal School of Accounting at the University of Southern California. Mr. Asako is a certified public accountant of the state of California and a member of the American Institute of Certified Public Accountants.
Richard E. Gammans, Ph.D.	Chief Development Officer	57

Richard E. Gammans, Ph.D. has served as the Company’s Chief Development Officer since May 2005. Dr. Gammans joined the Company as Executive Vice President, Clinical Research, in June 2004. From June 2000 to June 2004, Dr. Gammans was Executive Vice President, Research and Development at Incara Pharmaceuticals Corporation (now Aeolus Pharmaceuticals, Inc.), where he was the executive officer responsible for research, development and regulatory affairs, a member of the corporate controls committee and the executive financing and business development team. From March 1994 to May 2000, Dr. Gammans was Senior Vice President, Clinical Research at Interneuron Pharmaceuticals, Inc. (now Indevus Pharmaceuticals Inc.), where he directed the company’s clinical development programs in stroke and anxiety disorders. Prior to joining Interneuron Pharmaceuticals, Dr. Gammans spent 14 years at Bristol-Myers Squibb Company, where he began as a Senior

Name	Position	Age	Principal Business Experience
			Scientist and progressed through a series of increasingly more senior positions in toxicology, clinical pharmacology and clinical research and responsibility, including as Global Project Director for the anti-depressant, Serzone. Dr. Gammans received M.S. and Ph.D. degrees from the University of Georgia School of Pharmacy and holds an M.S. in Management from Purdue University.
Kenneth W. Locke, Ph.D.	Chief Scientific Officer	51

Kenneth W. Locke, Ph.D. has served as the Company’s Chief Scientific Officer since March 2007 and has worked for the Company since its inception in 2000 in the capacities of Vice President, Research; Senior Vice President, Development Operations & Drug Discovery; Senior Vice President, Portfolio Management and Chief Business Officer. Dr. Locke was formerly Vice President of Research at Tanabe Research Laboratories U.S.A., Inc. where he worked since May 2000. Prior to joining Tanabe Research Laboratories, Dr. Locke served as Executive Director, Preclinical Development at Interneuron Pharmaceuticals, Inc. (now Indevus Pharmaceuticals Inc.). He joined Interneuron Pharmaceuticals in 1989 as Manager, Behavioral Neuroscience, taking on positions of increasing responsibility over the next 11 years. Earlier in his career, Dr. Locke headed Hoechst-Roussel Pharmaceuticals’ laboratories for analgesics and anti-inflammatory research, as well as Alzheimer’s disease. Dr. Locke received an M.S. and Ph.D. in Pharmacology from Emory University School of Medicine.

Masatsune Okajima	Vice President and Head of Japanese Office	40	Masatsune Okajima was appointed as the Company’s Vice President and Head of Japanese Office in September 2006. Since 2002, he has served as Deputy General Manager, Daiwa Securities SMBC Co., Ltd. From 1999 through 2002, Mr. Okajima served as Manager, Daiwa Securities SB Capital Markets Co., Ltd. (now Daiwa Securities SMBC Co., Ltd.). From 1996 to 1999, Mr. Okajima served as Manager, Sumitomo Capital Securities Co., Ltd. and between 1991 and 1996 Mr. Okajima served in various positions at Sumitomo Bank, Ltd. (now Mitsui Sumitomo Bank). Mr. Okajima received a B.S. Degree from the Department of Science and Technology, Tokyo Science University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Company’s compensation approach is designed to reward the achievement of corporate and individual objectives. These objectives focus on building a sustainable business that develops differentiated drugs to improve the health and quality of life of patients and creates value for the Company’s stockholders. This Compensation Discussion and Analysis provides a narrative overview of the Company’s executive compensation philosophy, programs and policies. It is intended to highlight for stockholders significant information relating to the Company’s executive compensation programs and includes analysis of the compensation earned by the Company’s named executive officers as detailed in the executive compensation tables that follow.

The Compensation Committee consists of four independent directors. The Compensation Committee is responsible for developing and monitoring compensation arrangements for the executive officers of the Company, administering the Company’s stock award plans and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board.

The Company’s compensation program is designed to attract, retain and reward executive officers and other key employees who contribute to the Company’s long-term success and to motivate those individuals to enhance long-term stockholder value. It is intended to reward the achievement of specific operating goals from year to year and of strategic goals over several years, and it rewards responses to the Company’s business challenges and opportunities which will increase the value of the Company’s stock over the long term. The evaluation of whether and to what extent the performance criteria are met by each of the executive officers in any given year is ultimately determined solely by the Compensation Committee.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in the bio-pharmaceutical industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

The Company generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1.0 million per year. The Company does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2008 as calculated for purposes of Section 162(m) will exceed the $1.0 million annual limit.

Use of Compensation Consultants

In 2007, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to provide third-party data to assist the Compensation Committee in its formulation of compensation strategy for executive officers. Compensia provided a report to the Compensation Committee on December 20, 2007, which outlined data compiled by Compensia from the Radford Global Life Sciences Compensation Survey, the Biotech Employee Development Coalition Survey and Compensia-identified peer company proxy filings. The data included comparable base cash compensation, incentive cash compensation and equity awards. While the Compensation Committee did not base its compensation decisions on such report, its determinations were informed by the data presented by Compensia.

Elements of Executive Compensation

The elements of compensation for executive officers are base salary, annual cash incentives, long-term equity incentives and additional benefits, some of which are available to most other employees, including a 401(k) plan, health and welfare insurance, and life insurance, some of which allocate payments generally based on an individual’s level of annual cash compensation. Executive officers have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executive officers. The Company does not provide any material perquisites or personal benefits to the Company’s named executive officers.

Executive Officer Base Salary

The Compensation Committee reviews salaries recommended by the Chief Executive Officer (“CEO”) for executive officers other than the CEO and, based upon such review, approves salaries and bonus payments for such executive officers. The Compensation Committee sets the salary level of each executive officer on a case-by-case basis, taking into account both the individual’s level of responsibilities and performance as well as the Company’s performance as a whole. The Compensation Committee also considers market information and the base salaries and other incentive compensation paid to executive officers of other similarly sized companies within the drug development sector.

The employment agreement with each executive officer set an initial annual base salary, which was competitive in the Company’s industry given the executive’s experience and qualifications at the time the Company entered into the agreement. In order to obtain information about salaries in comparable companies in the Company’s industry, the Company has evaluated data compiled in consultation with Compensia relating to a peer group of publicly traded companies. In addition, the Compensation Committee annually reviews each executive officer’s base salary and takes into consideration during this annual review, among other factors:

•	individual and corporate performance;

•	levels of responsibility;

•	prior experience;

•	breadth of knowledge of the industry;

•	inflation and increases in cost of living; and

•	competitive pay practices.

Based upon this analysis undertaken in January 2008, the Compensation Committee determined to increase the salaries of the executive officers as of January 1, 2008 by 2.7%, which was the relevant cost-of-living increase calculated by the Compensation Committee.

Executive Officer Bonuses

The Compensation Committee believes that a portion of each executive officer’s compensation should be contingent upon (i) the Company’s performance in meeting corporate and financial objectives and (ii) the individual’s contribution to the Company’s performance. Bonuses paid during fiscal 2007 related to 2006 performance and were determined on a case-by-case basis. For officers other than the CEO, the Compensation Committee evaluated each executive officer with the CEO to determine the bonus for the fiscal year, which was based on individual and corporate performance, taking into account economic and industry conditions. The Compensation Committee approved the executive officer bonuses in each instance.

In January 2007, the Committee set the target bonus awards for the individual officers of the Company as a percentage of annual base salary. For Dr. Iwaki, the maximum bonus was set at 50% of base salary; for Dr. Gammans, the maximum bonus was set at 40% of base salary; and for each of Dr. Locke, Mr. Asako and Mr. Okajima, the maximum bonus was set at 35% of base salary. In January 2008, the Compensation Committee determined bonus payments for executive officers for their 2007 performance.

Although the Compensation Committee spent considerable time developing potential corporate and individual objectives for the executive officers for fiscal 2007, the Compensation Committee did not formally adopt particular corporate or individual objectives for fiscal 2007. As a consequence, the Compensation Committee determined fiscal 2007 bonus amounts based upon a subjective assessment begun in December 2007 and completed in January 2008 evaluating accomplishments in three primary areas of management focus in fiscal 2007:

•	completion of one or more financing transactions;

•	completion of a collaboration with a corporate partner for one of the Company’s product candidates; and

•	successful completion of clinical trials for the Company’s two prioritized product candidates.

In addition, the Compensation Committee exercised discretion in awarding bonus compensation to certain executive officers that varied from the amount determined simply by evaluating the three areas of focus on account of particular factors relating to those individual executive officers.

Also in January 2008, the Compensation Committee, in consultation with the CEO and the Chief Financial Officer (“CFO”), adopted performance objectives for the Company and each executive officer that will be used in determining bonus awards, if any, for fiscal 2008. Each executive officer will have a bonus eligibility for a particular percentage of his or her salary (50% for Dr. Iwaki, 40% for Dr. Gammans and Mr. Asako, and 35% for Dr. Locke and Mr. Okajima). Company objectives for fiscal 2008 include developing additional financial resources, successfully completing clinical trials for the Company’s two prioritized product candidates and expanding the investor base. Dr. Iwaki’s individual objectives for fiscal 2008 are the same as the Company objectives. In the case of Dr. Gammans and Mr. Asako, the Company objectives have 70% weight and their individual objectives have 30% weight in determining bonus eligibility for fiscal 2008. The weighting is 50% for Company objectives and 50% for individual objectives for each of Dr. Locke and Mr. Okajima. In each case other than the CEO, who has ultimate responsibility for achievement of Company objectives, the individual objectives capture the areas of primary focus for each individual executive officer. The Compensation Committee will evaluate corporate and individual achievement of the objectives during fiscal 2008 in early 2009 and will determine bonus amounts, if any, based upon such evaluation. For example, if the Company were in fiscal 2008 to achieve 70% of its objectives as established in January 2008, Dr. Iwaki would receive a bonus of 35% of his salary for fiscal 2008 (50% maximum bonus amount times 70% Company objective achievement). Using the same level of Company achievement in Dr. Gamman’s case and assuming he achieved 60% of his individual objectives, he would receive a bonus of 26.8% of his salary (40% bonus amount times the sum of (70% Company achievement times 70%) plus (60% individual achievement times 30%)) equals 26.8%.

Stock Awards

The Compensation Committee administers the 2004 Plan for executive officers, employees, consultants and non-employee directors, under which it grants stock awards. The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock better aligns the interests of the Company’s executive officers with those of its stockholders and promotes retention of key personnel, which is also in the best interest of the stockholders. Accordingly, the Compensation Committee, when reviewing executive officer compensation, also considers stock awards as appropriate. At its discretion, the Compensation Committee may also grant stock awards based on individual and corporate achievements from time to time. Grants made to the CEO and other executive officers of the Company are approved by the Compensation Committee and then in certain cases recommended for approval by the Compensation Committee to the entire Board. The Compensation Committee determines the number of shares underlying each stock award based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities within the Company, the executive officer’s base salary and comparisons with comparable awards to and target equity participation for individuals in similar positions in the industry, the executive officer’s prior stock awards and exercise price of outstanding awards, if any, and the overall level of outstanding stock awards as a percentage of total shares outstanding.

Severance Protection Agreements

In June 2007, the Compensation Committee recommended to the Board consideration of severance protection agreements, whereby the executive officers would be paid specified amounts and receive continued benefits if they were to be terminated following a change of control transaction or were to have their responsibilities and authority materially diminished following a change of control. Although no such transaction is presently contemplated, the Compensation Committee recommended consideration of such agreements in an effort to retain key executive officers notwithstanding the possibility of a merger or acquisition transaction involving the Company. The form of Severance Protection Agreement was approved by the Board of Directors in September 2007 and executed with each executive officer promptly thereafter. The material terms of the Severance Protection Agreements are described in this Proxy Statement under the caption “Severance Protection Agreements.”

The Compensation Committee did not consider the existence of the Severance Protection Agreements in determining salary or bonus or equity awards for fiscal 2007 or 2008.

Chief Executive Officer Compensation

The Compensation Committee determines the compensation (including bonus and option grants, if any) of the CEO using the same criteria as for the other executive officers. The Compensation Committee reviewed the Company’s overall performance in fiscal 2007 with Dr. Iwaki and made its determination according to the three primary areas of management focus for fiscal 2007 outlined above. Based on this evaluation, the Compensation Committee awarded Dr. Iwaki an incentive bonus of $90,400, or 40% of the target bonus maximum of 50% of salary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John K.A. Prendergast, Ph.D. (Chairman)

Arlene Morris

Hideki Nagao

Daniel Vapnek, Ph.D.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for all services rendered in all capacities to the Company during each of the fiscal years ended December 31, 2007 and December 31, 2006 earned by the CEO, CFO and three other most highly compensated executive officers, who are collectively referred to as the named executive officers.

Name and Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Yuichi Iwaki, M.D., Ph.D. (1)	2007	$452,000	(2)	$90,400	—	—	(3)	—	—	$54,467	(4)	$596,867
President and Chief Executive Officer	2006	$350,000	(5)	$150,000	—	$2,590,882	(6)	—	—	—		$3,090,882

Shintaro Asako, CPA (7)	2007	$230,000		$40,250	—	—	(3)	—	—	$32,943	(8)	$303,193
Chief Financial Officer	2006	$173,333	(9)	$73,000	—	$911,283	(6)	—	—	$31,783	(10)	$1,189,399

Richard Gammans, Ph.D. (11)	2007	$297,000		$52,080	—	—	(3)	—	—	$113,638	(12)	$462,718
Chief Business Officer	2006	$280,000		$84,000	—	$1,367,044	(6)	—	—	$102,118	(13)	$1,833,162

Kenneth Locke, Ph.D. (14)	2007	$260,000		$36,400	—	—	(3)	—	—	$36,670	(15)	$333,070
Chief Scientific Officer	2006	$245,000		$73,000	—	$1,173,364	(6)	—	—	$31,366	(16)	$1,522,730

Masatsune Okajima (17)	2007	$235,000		$32,900	—	—	(3)	—	—	$19,676	(18)	$287,576
Vice President and Head of Japanese Office	2006	$73,333	(19)	$60,000	—	$1,068,783	(6)	—	—	$5,000	(20)	$1,207,116

(1)	Dr. Iwaki is being paid salary at an annual rate of $464,205 in 2008.
(2)	Represents amount paid as an employee of the Company during the full year ended December 31, 2007.
(3)	There were no stock option grants to executive officers in the fiscal year ended December 31, 2007.
(4)	Includes long-term disability ($1,176), 401(k) employer matching contributions ($13,500), health insurance premiums ($27,847) and a car allowance ($11,944, gross-up).
(5)	Represents amount paid pursuant to a consulting agreement.
(6)	Refer to Note 1, “Stock Based Compensation,” in the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the relevant assumptions used to determine the valuation of awards.
(7)	Mr. Asako is being paid salary at an annual rate of $236,210 in 2008.
(8)	Includes long-term disability paid ($1,176), health insurance premiums ($18,267) and 401(k) employer matching contributions ($13,500).
(9)	In November 2006, Mr. Asako was appointed Chief Financial Officer with a base salary of $225,000. Prior to his promotion, Mr. Asako was Vice President, Accounting & Administration with a base salary of $160,000.
(10)	Includes long-term disability paid ($931), health insurance premiums ($15,374), 401(k) employer matching contributions ($6,193) and a housing allowance ($9,285, gross-up).
(11)	Dr. Gammans is being paid salary at an annual rate of $382,045 in 2008.
(12)	Includes long-term disability ($1,176), 401(k) employer matching contributions ($13,500), health insurance premiums ($23,962) and a housing allowance ($75,000, gross-up).
(13)	Includes long-term disability ($1,176), 401(k) employer matching contributions ($13,263), health insurance premiums ($21,695) and a housing allowance ($65,984, gross-up).
(14)	Dr. Locke is being paid salary at an annual rate of $267,020 in 2008.
(15)	Includes long-term disability ($1,176), health insurance premiums ($21,994) and 401(k) employer matching contributions ($13,500).
(16)	Includes long-term disability ($1,176), health insurance premiums ($16,990) and 401(k) employer matching contributions ($13,200).
(17)	Mr. Okajima is being paid salary at an annual rate of $241,345 in 2008.
(18)	Includes a Japanese benefits adjustment as stipulated in Mr. Okajima’s employment agreement.
(19)	Employment began on September 1, 2006 with base pay of $220,000. The amount set forth in the table is prorated.
(20)	Includes a Japanese benefits adjustment as stipulated in Mr. Okajima’s employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table discloses outstanding stock awards classified as exercisable and unexercisable as of December 31, 2007 for each of the named executive officers. The table also shows unvested stock awards as of December 31, 2007.

	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)			Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Yuichi Iwaki, M.D., Ph.D.	19,167 1,000 13,750 90,324		20,833 — 6,250 243,179	— — — —	$ $ $ $	11.60 13.40 11.50 9.73	(2) (2) (2) (2)	1/4/2016 5/11/2016 7/9/2016 11/12/2016	(4) (5) (4) (4)	— — — —	— — — —	— — — —	— — — —
Shintaro Asako, CPA	10,000 7,812 12,500 7,187 33,871		— 7,188 12,500 7,813 91,193	— — — — —	$ $ $ $ $	13.80 23.40 33.10 11.60 9.73	(2) (2) (2) (2) (2)	12/12/2015 11/12/2015 11/12/2015 1/4/2016 11/12/2016	(7) (4) (4) (4) (4)	— — — — —	— — — — —	— — — — —	— — — — —
Richard Gammans, Ph.D.	14,000 20,000 15,625 26,042 19,167 45,162		2,000 — 14,375 23,958 20,833 121,590	— — — — — —	$ $ $ $ $ $	10.00 13.80 23.40 33.10 11.60 9.73	(1) (2) (2) (2) (2) (2)	6/14/2014 12/12/2015 12/12/2015 12/12/2015 1/4/2016 11/12/2016	(6) (7) (4) (4) (4) (4)	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Kenneth Locke, Ph.D.	10,000 8,000 10,500 15,000 11,719 19,531 15,333 39,517		— — 1,500 — 10,781 17,969 16,667 106,391	— — — — — — — —	$ $ $ $ $ $ $ $	10.00 10.00 10.00 13.80 23.40 33.10 11.60 9.73	(1) (1) (1) (2) (2) (2) (2) (2)	12/5/2010 9/4/2012 6/1/2014 12/12/2015 12/12/2015 12/12/2015 1/4/2016 11/12/2016	(6) (6) (6) (7) (4) (4) (4) (4)	— — — — — — — —	— — — — — — — —	— — — — — — — —	— — — — — — — —
Masatsune Okajima	10,000 4,687 7,812 33,871	(3)	0 10,313 17,188 91,193	— — — —	$ $ $ $	11.30 22.60 34.10 9.73	(2) (2) (2) (2)	8/1/2016 9/1/2016 9/1/2016 11/12/2016	(8) (4) (4) (4)	— — — —	— — — —	— — — —	— — — —

(1)	See Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the relevant assumptions used to determine the valuation of these stock option awards.
(2)	The exercise price of the stock option awards is either equal to or greater than the grant date’s closing price, or the prior day’s closing price if the grant date fell over the weekend, as reported by the Hercules Market of the Osaka Securities Exchange, converted to U.S. dollars based on the respective dates exchange rate per www.Oanda.com.
(3)	This grant was issued to Mr. Okajima pursuant to a consulting agreement prior to Mr. Okajima’s employment with the Company.
(4)	These grants vest in equal monthly installments over four years from the vesting commencement date, which was the date of grant.
(5)	This grant fully vests after six months from the vesting commencement date, which was the date of grant.
(6)	These grants vest 25% after the first year of service from grant date, with the remaining shares vesting in equal monthly installments over the subsequent 36 months of service.
(7)	These grants vested immediately upon date of grant.
(8)	This grant vests in equal monthly installments over six months from the vesting commencement date, which was the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table discloses certain information concerning exercises of stock options and the vesting of stock awards for each named executive officer during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Yuichi Iwaki, M.D., Ph.D.	—	—	317,851	$317,851
Shintaro Asako, CPA	—	—	—	—
Richard Gammans, Ph.D.	—	—	—	—
Kenneth Locke, Ph.D.	—	—	—	—
Masatune Okajima	—	—	—	—

(1)	There have been no stock option exercises by the named executive officers since inception of the Company.
(2)	Refer to Note 5, “Founders Common Stock and Warrants,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The value realized represents the cash that would need to be tendered to acquire 317,851 shares of common stock.

Summary of Employment Agreements and Potential Payments Upon Termination or Change of Control

Severance Protection Agreements

In September 2007, the Company entered into a severance protection agreement (“Severance Protection Agreement”) with each of the following executive officers: Yuichi Iwaki, M.D., Ph.D., Shintaro Asako, Richard E. Gammans, Ph.D., Kenneth W. Locke, Ph.D. and Masatsune Okajima. Each Severance Protection Agreement provides that if the officer is involuntarily terminated without cause or resigns for good reason within a 12-month period following a change of control of the Company, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to two times the officer’s base salary amount and bonus amount. The officer will also receive for the 24 months following termination such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executives who continue in the Company’s employ and up to 12 months of outplacement counseling.

The officer will also receive such benefits in the event such officer is involuntarily terminated without cause or resigns for good reason in the 30 days preceding a change of control, or if there is a material adverse change in the officer’s status, position and responsibilities and the officer is subsequently terminated with 24 months of a change of control. If an excise tax would be imposed under the Internal Revenue Code on the payments received by an officer under the Severance Protection Agreement, the severance payments will be reduced to the extent necessary to avoid an excise tax. Benefits payable under the Severance Protection Agreements are in lieu of severance benefits provided by the individual employment agreements with the individual officers.

Employment Agreements

Employment Agreement with Yuichi Iwaki, M.D., Ph.D.

The Board approved an arrangement in September 2001 to engage Yuichi Iwaki, M.D., Ph.D., the Company’s President and Chief Executive Officer, as a consultant in connection with financing transactions and business development activities. In November 2003, the Company amended the arrangement and, in November 2004, the Company further amended the arrangement pursuant to a consulting agreement dated as of November 22, 2004. Pursuant to such consulting agreement, the Company paid Dr. Iwaki $20,000 per month plus other cash or stock compensation, if any, as the Board deemed appropriate for his services rendered. While the consulting arrangement was not amended at the time Dr. Iwaki undertook duties as Acting Chief Executive

Officer on September 30, 2005 or as Chief Executive Officer on March 15, 2006, the Board increased this compensation to the annual rate of $350,000 effective January 1, 2006. Effective January 1, 2007, the Company terminated the consulting agreement with Dr. Iwaki in order for Dr. Iwaki to become the Company’s full-time employee. Effective April 1, 2007, the Company entered into an employment agreement with Dr. Iwaki.

Pursuant to the agreement, Dr. Iwaki is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Company’s interests and may not engage in any outside activities that compete in any way with the Company’s business.

The agreement provides that Dr. Iwaki’s annual base salary will be $452,000, which amount was subsequently increased by the Board and set at $464,205 for 2008. Such base salary may be adjusted each year by an amount mutually agreed upon by the Board and Dr. Iwaki. In addition, Dr. Iwaki may receive incentive bonuses at the discretion of the Board. The agreement also provides that if Dr. Iwaki’s employment is terminated, the Company has the option to engage Dr. Iwaki as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Dr. Iwaki’s annual base salary.

The agreement provides that Dr. Iwaki may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his employment with the Company.

Dr. Iwaki is an “at will” employee; however, either party may terminate the agreement at any time upon three months’ notice. In lieu of three months’ notice, the Company may provide Dr. Iwaki with a lump sum payment of 75% of his annual base compensation, which as of the date of this Proxy Statement was $464,205 (i.e., $348,154). Except as provided in the Severance Protection Agreement and as may be provided for in the Company’s general employment policies as of the time of termination of employment, Dr. Iwaki is entitled to no other compensation upon termination.

Employment Agreement with Shintaro Asako, CPA

The Company entered into an employment agreement effective July 18, 2005 with Shintaro Asako, CPA, the Company’s Chief Financial Officer. Mr. Asako was promoted to Chief Financial Officer in November 2006. Prior to such promotion, Mr. Asako served as the Company’s Vice President, Accounting and Administration. Pursuant to the agreement, Mr. Asako is required to exercise his specialized expertise, independent judgment and discretion to provide the Company with high quality services and may not engage in any outside activities that compete in any way with the Company’s business.

The agreement provides for an annual salary at the rate of $150,000, which amount was increased subsequently by the Board and set at $236,210 for 2008. Such base salary may be adjusted each year by an amount mutually agreed on by the Board and Mr. Asako. In addition, Mr. Asako may receive incentive bonuses at the discretion of the Board. The agreement also provides that if Mr. Asako’s employment is terminated, the Company has the option to engage him as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Mr. Asako’s annual base salary.

The agreement provides that Mr. Asako may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his employment with the Company.

Mr. Asako is an “at will” employee; however, either party may terminate the agreement at any time upon three months’ notice. In lieu of three months’ notice, the Company may provide Mr. Asako with a lump sum payment of 50% of his annual base compensation, which as of the date of this Proxy Statement was $236,210 (i.e., $118,105). Except as provided in the Severance Protection Agreement and as may be provided for in the Company’s general employment policies as of the time of termination of employment, Mr. Asako is entitled to no other compensation upon termination.

Employment Agreement with Richard E. Gammans, Ph.D.

On June 14, 2004, the Company entered into an employment agreement with Richard E. Gammans, the Company’s Chief Development Officer. Dr. Gammans was promoted to Chief Development Officer in May 2005. Prior to such promotion, Dr. Gammans served as Executive Vice President, Clinical Research. Pursuant to the agreement, Dr. Gammans is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Company’s interests and may not engage in any outside activities that compete in any way with the Company’s business.

The agreement provides that Dr. Gammans’ annual base salary will be $239,000, which amount was subsequently increased by the Board and set at $382,045 for 2008. Such base salary may be adjusted each year by an amount mutually agreed upon by the Board and Dr. Gammans. In addition, Dr. Gammans may receive incentive bonuses at the discretion of the Board. The agreement also provides that if Dr. Gammans’ employment is terminated, the Company has the option to engage Dr. Gammans as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Dr. Gammans’ annual base salary.

The agreement provides that Dr. Gammans may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his employment with the Company.

Dr. Gammans is an “at will” employee; however, either party may terminate the agreement at any time upon three months’ notice. In lieu of three months’ notice, the Company may provide Dr. Gammans with a lump sum payment of 75% of his annual base compensation, which as of the date of this Proxy Statement was $382,045 (i.e., $286,534). Except as provided in the Severance Protection Agreement and as may be provided for in the Company’s general employment policies as of the time of termination of employment, Dr. Gammans is entitled to no other compensation upon termination.

Employment Agreement with Kenneth W. Locke, Ph.D.

On September 26, 2000, the Company entered into an employment agreement with Kenneth W. Locke, the Company’s Chief Scientific Officer. Prior to such appointment, Dr. Locke served in the capacities of Vice President, Research; Senior Vice President, Development Operations & Drug Discovery; Senior Vice President, Portfolio Management and Chief Business Officer. A letter dated July 30, 2003 from the Company to Dr. Locke set forth a new title and an increase in salary. Pursuant to the agreement, Dr. Locke is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Company’s interests and may not engage in any outside activities that compete in any way with the Company’s business.

The July 30, 2003 letter provides that Dr. Locke’s annual base salary will be $210,000, which amount was subsequently increased by the Board and set at $267,020 for 2008. Such base salary may be adjusted each year by an amount mutually agreed upon by the Board and Dr. Locke. In addition, Dr. Locke may receive incentive bonuses at the discretion of the Company’s Compensation Committee. The agreement also provides that if Dr. Locke’s employment is terminated, the Company has the option to engage Dr. Locke as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Dr. Locke’s annual base salary.

The agreement provides that Dr. Locke may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his employment with the Company.

Dr. Locke is an “at will” employee, however, either party may terminate the agreement at any time upon one hundred eighty days’ notice. In lieu of one hundred eighty days’ notice, the Company may provide Dr. Locke with a lump sum payment of 50% of his annual base compensation, which as of the date of this Proxy Statement was $267,020 (i.e., $133,510). Except as provided in the Severance Protection Agreement and as may be provided for in the Company’s general employment policies as of the time of termination of employment, Dr. Locke is entitled to no other compensation upon termination.

Employment Agreement with Masatsune Okajima

On September 1, 2006, the Company entered into an employment agreement with Masatsune Okajima, the Company’s Vice President, Head of Japanese Office. Pursuant to the agreement, Mr. Okajima is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Company’s interests and may not engage in any outside activities that compete in any way with the Company’s business.

The agreement provides that Mr. Okajima’s annual base salary will be $220,000, which amount was increased subsequently by the Board and set at $241,345 for 2008. In addition, Mr. Okajima may receive incentive bonuses at the discretion of the Board.

The agreement provides that Mr. Okajima may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his employment with the Company.

Mr. Okajima is an “at will” employee; however, pursuant to Japanese law, the Company must provide at least 30 days prior dismissal notice or 30 days pay in lieu thereof or a combination of such notice and pay requirements. In the event of termination of Mr. Okajima’s at-will employment by the Company, but in the circumstance of a “not-for-cause” termination, the Company will provide six months of severance to Mr. Okajima, which as of the date of this Proxy Statement would be an amount of $120,673. Mr. Okajima receives a benefits adjustment for $15,000 each year, equally divided monthly. The Company contributes 50% of the premium costs for certain insurance, unemployment, pension and welfare programs, as required by Japanese law. Except as provided in the Severance Protection Agreement and as may be provided for in the Company’s general employment policies as of the time of termination of employment, Mr. Okajima is entitled to no other compensation upon termination.

DIRECTOR COMPENSATION

The Company compensates non-employee directors for their service on the Board. Each non-employee director is eligible to receive the following fees related to their service on the Board:

•	an initial fee of $20,000 upon first becoming a member of the Board; and

•	annual cash compensation of $40,000, payable in equal quarterly installments in arrears.

The Company pays the Chairman of the Audit Committee of the Board annual cash compensation of $20,000. In addition, the Company reimburses the Company’s directors for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options. A non-employee director is automatically granted an initial option to purchase 1,000 shares of Common Stock upon first becoming a member of the Board. The initial stock option is fully vested at the time of grant. Immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director is automatically granted a nonstatutory stock option to purchase 1,000 shares of Common Stock, provided the director has served on the Board for at least six months. Each annual stock option vests and becomes fully exercisable on the date which is six months after the date of the grant. The stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and become fully vested if the Company is subject to a change of control.

In January 2006, each non-employee, non-consultant director was granted a one-time stock option to purchase 20,000 shares of the Company’s Common Stock at 100% of the fair market value of the underlying shares on the date of grant. These stock options were immediately vested as to 10,000 shares, and the remaining 10,000 shares will vest quarterly over the subsequent four years.

DIRECTOR COMPENSATION TABLE

The following table sets forth compensation information with respect to all of the Company’s non-employee directors for amounts earned during the year ended December 31, 2007.

Name (1)	Fees Paid in Cash ($)		Stock Awards ($)	Option Awards ($) (3), (4), (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan W. Dunton, M.D.	$40,000		—	$5,950	—	—	—	$45,950
Jeff Himawan, Ph.D.	$30,000	(2)	—	$5,950	—	—	—	$35,950
Arlene Morris	$40,000		—	$5,950	—	—	—	$45,950
Hideki Nagao	$40,000		—	$5,950	—	—	—	$45,950
John Prendergast, Ph.D.	$60,000		—	$5,950	—	—	—	$65,950
Daniel Vapnek, Ph.D.	$40,000		—	$5,950	—	—	—	$45,950

(1)	Dr. Iwaki has been ommited from the table as he is an employee of the Company and receives no compensation for serving on the Board.
(2)	Dr. Himawan requested in the fourth quarter of fiscal year 2007 to discontinue receiving compensation for serving on the Board.
(3)	Refer to Note 1, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for the relevant assumptions used to determine the valuation of the Company’s awards.
(4)	The total grant date fair value of all stock awarded to the Company’s non-employee directors during fiscal year 2007 is $64,560.
(5)	In fiscal year 2007, each non-employee director was granted a stock option to purchase 1,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 9, 2008 as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers named under the “Summary Compensation Table,” and (iv) all of the Company’s directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. The percentage of Common Stock beneficially owned is based on 11,962,247 shares outstanding as of April 9, 2008. In addition, shares issuable pursuant to options and warrants which may be exercised within 60 days of April 9, 2008 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Essex Woodland Health Ventures Fund VI, L.P. (2)	1,208,412	10.1%

Directors and Executive Officers:
Yuichi Iwaki, M.D., Ph.D. (3)	799,331	6.7%
Alan W. Dunton, M.D. (4)	27,000	*
Jeff Himawan, Ph.D. (5)	1,208,412	10.1%
Arlene Morris (4)	27,000	*
Hideki Nagao (4)	38,042	*
John K.A. Prendergast, Ph.D. (4)	40,042	*
Daniel Vapnek, Ph.D. (4)	40,042	*
Shintaro Asako, CPA (6)	104,649	*
Richard E. Gammans, Ph.D. (7)	185,102	1.5%
Kenneth W. Locke, Ph.D. (4)	161,460	1.3%
Masatsune Okajima (8)	84,888	*
All directors and executive officers as a group (11 persons) (9)	2,715,968	22.7%

*	Amount represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122. Except as indicated by footnote, and subject to community property laws where applicable, the beneficial owner has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Reflects 1,170,370 shares owned by Essex Woodland Health Ventures Fund VI, L.P., and 38,042 shares subject to stock options exercisable within 60 days of April 9, 2008. The principal business address for Essex Woodlands Health Ventures Fund VI, L.P. is 435 Tasso Street, Suite 305, Palo Alto, California 94301. The Company has been advised by Essex Woodlands Health Ventures, general partner of Essex Woodlands Health Ventures Fund VI, L.P., that up to 12 persons who are partners of Essex Woodlands Health Ventures have voting and investment power over shares held by Essex Woodlands Health Ventures Fund VI, L.P. At least a majority of those voting is required for an investment decision, and in practice the decisions are almost always made pursuant to a unanimous vote.
(3)	Includes 617,851 shares held by Dr. Iwaki and 181,480 shares subject to stock options exercisable within 60 days of April 9, 2008.
(4)	Reflects shares subject to stock options exercisable within 60 days of April 9, 2008.
(5)

Reflects 1,170,370 shares owned by Essex Woodland Health Ventures Fund VI, L.P., of which Dr. Himawan serves as Managing Director and 38,042 shares subject to stock options exercisable within 60 days of April 9, 2008. Dr. Himawan has named Essex Woodlands Health Ventures as the designee to receive any options Dr. Himawan receives in his capacity as director. Dr. Himawan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6)	Includes 4,438 shares held by Mr. Asako and 100,211 shares subject to stock options exercisable within 60 days of April 9, 2008.
(7)	Includes 736 shares held by Dr. Gammans and 184,366 shares subject to stock options exercisable within 60 days of April 9, 2008.
(8)	Includes 4,490 shares held by Mr. Okajima and 80,398 shares subject to stock options exercisable within 60 days of April 9, 2008.
(9)	Includes 1,797,923 shares held of record and 918,045 shares subject to stock options that are exercisable within 60 days of April 9, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) on September 28, 2004. A copy of the Audit Committee Charter is available on the Company’s web site at www.medicinova.com. The members of the Audit Committee are John K.A. Prendergast, Ph.D. (Chairman), Alan W. Dunton, M.D., Hideki Nagao and Daniel Vapnek, Ph.D., each of whom meets the independence standards established by The Nasdaq Stock Market and the rules of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007 with the Company’s management and its independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by such firm, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and discussed with such firm its independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

John K.A. Prendergast, Ph.D. (Chairman)

Alan W. Dunton, M.D.

Hideki Nagao

Daniel Vapnek, Ph.D.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and beneficial holders of more than 10% of the Company’s Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to identify those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s officers, directors and 10% stockholders were satisfied.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any stockholder of the Company may propose business to be brought before the Company’s 2009 Annual Meeting of stockholders. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 13, 2009 in order that they may be included in the Company’s proxy statement and form of proxy relating to such meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2009 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at its principal executive officers and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at the Company’s 2009 Annual Meeting of Stockholders, must be received by the Secretary of the Company no later than January 13, 2009 (120 days before the anniversary of the date on which the Company first mailed its proxy materials for the Annual Meeting) in order to be considered for inclusion in the Company’s proxy materials for that meeting. However, if the date of the 2009 annual meeting of stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, the Company must receive the stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, e-mail or facsimile. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company’s Common Stock.

To be sure that the Company has the necessary quorum to hold the Annual Meeting, the Company has hired the firm of Advantage Proxy to help in soliciting proxies for fees estimated at approximately $2,500.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, or contact the Company via telephone at (858) 373-1500. The Company will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 has been mailed with this Proxy Statement.

Any person who was a beneficial owner of the Company’s Common Stock on the record date may request a copy of the Company’s annual report, and it will be furnished without charge upon receipt of a written request. Any such request should be addressed to the Company at 4350 La Jolla Village Drive, Suite 950, San Diego, California 92122, Attention: Investor Relations. The request must include a representation by the stockholder that, as of April 14, 2008, the stockholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Yuichi Iwaki, M.D., Ph.D.

President, Chief Executive Officer and Director

May 12, 2008

P R O X Y

MEDICINOVA, INC.

Annual Meeting of Stockholders, Friday, June 6, 2008

This Proxy is Solicited on Behalf of the Board of Directors of

MEDICINOVA, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Friday, June 6, 2008 and the Proxy Statement and appoints each of Yuichi Iwaki and Shintaro Asako, jointly and severally, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of MEDICINOVA, INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2008 Annual Meeting of Stockholders of the Company to be held at the Northern Trust Tower, 4370 La Jolla Village Drive, Suite 210, San Diego, California 92122 on Friday, June 6, 2008, at 10:00 a.m. Pacific Daylight Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. If no direction is provided, this Proxy will be voted as recommended by the Board of Directors. The Proxy is also authorized to vote upon all other matters as may properly come before the Annual Meeting, or any adjournment thereof, utilizing his own discretion as set forth in the Notice of Annual Meeting and Proxy Statement. The Company cannot assure that your shares will be voted unless you sign, date and return this Proxy so that it is received by June 4, 2008.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

The Board of Directors recommends a vote IN FAVOR OF the director nominees listed below and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed below and IN FAVOR OF proposals Two, Three and Four.

1.	To elect three Class I directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal.

Nominees:	01 Alan W. Dunton, M.D. 02 Jeff Himawan, Ph.D. 03 Hideki Nagao	☐	FOR the nominees	☐	WITHHOLD AUTHORITY to vote for the nominees	☐	EXCEPTIONS

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space above.

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3. To approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the Company by ten million shares.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4. To approve an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan to increase the authorized number of shares of common stock of the Company that may be granted pursuant to the plan by one million shares.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

    In accordance with the discretion of the proxy holders, the proxy holders are authorized to vote upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Please sign your name.

(Authorized Signature(s))

(Please Print Name of Stockholder(s))

Date:

Please Detach Here

You Must Detach This Portion of the Proxy Card

Ú      Before Returning it in the Enclosed Envelope    Ú